North American Palladium Ltd.

Condensed Interim Consolidated Balance Sheets
(expressed in thousands of Canadian dollars)

(unaudited)

		June 30	December 31	January 1
	Notes	2011	2010	2010

ASSETS
Current Assets
Cash and cash equivalents		$71,239	$75,159	$98,255
Accounts receivable	4	80,246	80,683	-
Taxes receivable		-	734	204
Inventories	5	22,585	27,487	25,306
Other assets	6	5,377	27,551	2,495
Total Current Assets		179,447	211,614	126,260

Non-current Assets
Mining interests	7	207,805	126,286	85,014
Reclamation deposit	8	2,100	10,537	10,503
Total Non-current Assets		209,905	136,823	95,517
Total Assets		$389,352	$348,437	$221,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	9	$35,035	$39,859	$12,442
Current portion of obligations under finance leases		1,424	1,196	558
Provisions	10	1,000	1,000	1,000
Other financial liabilities		-	-	56
Total Current Liabilities		37,459	42,055	14,056

Non-current Liabilities
Taxes payable		1,459	936	1,573
Asset retirement obligations	8	20,201	12,594	13,602
Obligations under finance leases		895	1,195	576
Deferred mining tax liability		1,871	1,207	832
Total Non-current Liabilities		24,426	15,932	16,583

Shareholders’ Equity
Common share capital and purchase warrants	11	743,388	702,787	574,878
Stock options and related surplus		6,939	5,596	4,242
Contributed surplus		5,551	5,537	6,079
Deficit		(428,411)	(423,470)	(394,061)
Total Shareholders’ Equity		327,467	290,450	191,138
Total Liabilities and Shareholders’ Equity		$389,352	$348,437	$221,777

See accompanying notes to the condensed interim consolidated financial statements

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Condensed Interim Consolidated Statements of Operations and
Comprehensive Income (loss)
(expressed in thousands of Canadian dollars, except share and per share amounts)
(unaudited)

		Three months ended June 30		Six months ended June 30
	Notes	2011	2010	2011	2010
Revenue	14	$51,398	$21,215	$88,112	$29,145

Operating expenses
Production costs		28,783	16,650	59,210	32,701
Smelting, refining and freight costs		2,136	1,176	3,575	1,194
Royalty expense		1,899	745	3,025	745
Depreciation and amortization		4,940	6,200	9,105	8,224
Inventory pricing adjustment	5	-	388	-	388
Loss (gain) on disposal of equipment		(242)	8	(242)	17
Total operating expenses		37,516	25,167	74,673	43,269
Income (loss) from mining operations		13,882	(3,952)	13,439	(14,124)

Other expenses
Exploration		6,134	6,421	9,973	10,586
General and administration		3,061	2,642	6,540	5,319
Interest and other costs (income)	15	(1,037)	(22)	(1,449)	(2,017)
Foreign exchange loss (gain)		123	6	283	(7)
Total other expenses		8,281	9,047	15,347	13,881
Income (loss) before taxes		5,601	(12,999)	(1,908)	(28,005)
Income and mining tax recovery (expense)		(221)	1,150	(3,033)	(2,195)
Income (loss) and comprehensive income (loss) for the period		$5,380	$(11,849)	$(4,941)	$(30,200)
Income (loss) per share
Basic and diluted		$0.03	$(0.08)	$(0.03)	$(0.22)
Weighted average number of shares outstanding
Basic	11(f)	162,408,842	141,280,348	161,309,680	134,381,303
Diluted	11(f)	163,354,020	141,280,348	161,309,680	134,381,303

See accompanying notes to the condensed interim consolidated financial statements

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Condensed Interim Consolidated Statements of Cash Flows
(expressed in thousands of Canadian dollars)
(unaudited)

		Three months ended June 30		Six months ended June 30
	Notes	2011	2010	2011	2010
Cash provided by (used in)
Operations
Net income (loss) for the period		$5,380	$(11,849)	$(4,941)	$(30,200)
Operating items not involving cash
Depreciation and amortization		4,940	6,200	9,105	8,224
Deferred income and mining tax expense (recovery)		84	(685)	(1,179)	3,001
Share-based compensation and employee benefits		1,051	530	1,790	917
Other		(98)	106	14	174
		11,357	(5,698)	4,789	(17,884)
Changes in non-cash working capital	17	(7,236)	(12,691)	23,979	(10,663)
		4,121	(18,389)	28,768	(28,547)
Financing Activities
Issuance of common shares and warrants, net of issue costs		(14)	94,174	42,011	94,207
Repayment of obligations under capital leases		(491)	(478)	(994)	(725)
Interest paid on capital leases		(39)	(44)	(87)	(58)
Mine reclamation deposit		8,437	-	8,437	-
		7,893	93,652	49,367	93,424
Investing Activities
Additions to mining interests		(41,363)	(10,146)	(82,507)	(14,633)
Proceeds on disposal of mining interests		452	26	452	31
		(40,911)	(10,120)	(82,055)	(14,602)
Increase (decrease) in cash and cash equivalents		(28,897)	65,143	(3,920)	50,275
Cash and cash equivalents, beginning of period		100,136	83,387	75,159	98,255
Cash and cash equivalents, end of period		$71,239	$148,530	$71,239	$148,530
Cash and cash equivalents consisting of:
Cash		$71,239	$148,530	$71,239	$148,530
Short-term investments		-	-	-	-
		$71,239	$148,530	$71,239	$148,530

See accompanying notes to the condensed interim consolidated financial statements

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Consolidated Statements of Shareholders’ Equity
(expressed in thousands of Canadian dollars, except share amounts)
(unaudited)

	Notes	Number of shares	Capital stock	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, January 1, 2010	19	127,383,051	$572,332	$4,242	$2,546	$6,079	$(394,061)	$191,138
Common shares issued/issuable:
Related to 2010 unit offering, net of issue costs		20,000,000	$89,756	-	$4,418	-	-	94,174
Warrants:
Tax allocation on expiration of warrants		-	-	-	-	(542)	-	(542)
Stock based compensation:
Stock options exercised	11(e)	24,750	33	-	-	-	-	33
Fair value of stock options exercised		-	34	(34)	-	-	-	-
Stock-based compensation expense		28,593	118	799	-	-	-	917
Net loss and comprehensive loss for the six months ended June 30, 2010		-	-	-	-	-	(30,200)	(30,200)
Balance, June 30, 2010		147,436,394	$662,273	$5,007	$6,964	$5,537	$(424,261)	$255,520

Balance, January 1, 2011		154,653,275	$697,674	$5,596	$5,113	$5,537	$(423,470)	$290,450
Common shares issued/issuable:
Private placement of flow-through shares	11(d)	2,667,000	20,592	-	-	-	-	20,592
Premium on flow-through shares		-	(1,840)	-	-	-	-	(1,840)
Warrants:
Pursuant to 2009 unit offering	11(b)	5,009,986	21,292	-	-	-	-	21,292
Fair value of warrants exercised	11(b)	-	1,222	-	(1,239)	14	-	(3)
Stock based compensation:
Stock options exercised	11(e)	29,169	127	-	-	-	-	127
Fair value of stock options exercised		-	72	(72)	-	-	-	-
Stock-based compensation expense	11(c)	58,245	375	1,415	-	-	-	1,790
Net loss and comprehensive loss for the six months ended June 30, 2011		-	-	-	-	-	(4,941)	(4,941)
Balance, June 30, 2011		162,417,675	$739,514	$6,939	$3,874	$5,551	$(428,411)	$327,467

See accompanying notes to the condensed interim consolidated financial statements

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Notes to the Consolidated Financial Statements
 (expressed in thousands of Canadian dollars, except per share amounts and metal prices)

(unaudited)

1.	NATURE OF OPERATIONS

North American Palladium Ltd. (“NAP” or “the Company”) is domiciled in Canada and was incorporated on September 12, 1991 under the Canadian Business Corporations Act.  The Company is a diversified precious metals company focused on growing its production of palladium and gold in mining-friendly jurisdiction.  NAP owns two producing mines and various mineral properties near its mine sites where both mills have excess capacity available for production growth.  The Company’s 100%-owned subsidiaries are Lac des Iles Mines Ltd. (“LDI Mines”) and NAP Quebec Mines Ltd. (“NAP Quebec”).

NAP’s flagship operation is the Lac des Iles (“LDI”) mine, one of the world’s two primary palladium producers.  Located approximately 85 kilometres northwest of Thunder Bay, Ontario, LDI started producing palladium in 1993.  The Company is currently expanding the LDI mine to transition from mining via ramp access to mining via shaft while utilizing a high volume bulk mining method.  The mine expansion is expected to result in increased palladium production.

The Company is incurring additional exploration expenditures on other palladium opportunities at LDI that could increase future production, including the Cowboy, Outlaw and Sheriff zones that are adjacent to the underground operations.

The Company’s other operating mine is the Sleeping Giant gold mine located in the Abitibi region of Quebec, north of Val d’Or.  Sleeping Giant was acquired in 2009 and reached commercial production on January 1, 2010.  The Company is also currently advancing its Vezza gold project, also located in the Abitibi region.  Vezza was acquired in 2010 and the Company expects to make a production decision on the project at the end of 2011.  The Company’s other Québec-based properties consist of Discovery, Flordin, Cameron Shear, Florence, Laflamme, Dormex and Harricana.

The interim consolidated financial statements for the Company as at June 30, 2011 and for the three and six month periods ended June 30, 2011, include the Company and its subsidiaries (collectively referred to as “the Company”).

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance
The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). In 2010, the CICA Handbook was revised to incorporate International Financial Reporting Standards, and require publicly accountable enterprises to apply such standards effective for years beginning on or after January 1, 2011. Accordingly, the Company has commenced reporting on this basis in these interim consolidated financial statements. In the consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the adoption of IFRS.

These interim consolidated financial statements have been prepared in accordance with IFRS applicable to the preparation of interim financial statements, including IAS 34 and IFRS 1.  Subject to certain transition elections disclosed in note 19, the Company has consistently applied the same accounting policies in its opening IFRS statement of financial position at January 1, 2010 and throughout all periods presented, as if these policies had always been in effect.  Note 19 discloses the impact of the transition to IFRS on the Company's reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended December 31, 2010.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

The policies applied in these condensed interim consolidated financial statements are based on IFRS issued and outstanding as of August 10, 2011, the date the Board of Directors approved the interim consolidated financial statements. Any subsequent changes to IFRS that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2011 could result in restatement of these interim consolidated financial statements, including the transition adjustments recognized on change-over to IFRS.

The condensed interim consolidated financial statements should be read in conjunction with the Company’s Canadian GAAP annual financial statements for the year ended December 31, 2010.  Note 19 discloses IFRS information for the year ended December 31, 2010 not provided in the 2010 annual financial statements.

Basis of Measurement
The interim consolidated financial statements have been prepared on the historical cost basis, except for the following items in the condensed interim consolidated balance sheet:

(i)	Cash and cash equivalents are measured at fair value.
(ii)	Accounts receivable and related derivative instruments are measured at fair value.
(iii)	Financial instruments at fair value through profit or loss are measured at fair value.
(iv)	Investments relating to mine reclamation deposits are measured at fair value.
(v)	Liabilities for cash-settled share-based payment arrangements are measured at fair value.

Functional and Presentation Currency
These interim consolidated financial statements are presented in Canadian dollars, which is the Company’s and each of its subsidiaries functional currency.  All financial information is expressed in thousands of Canadian dollars, except share and per share amounts.

Use of Estimates and Judgments
The preparation of the interim consolidated financial statements in conformity with IFRSs requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates and assumptions relate to recoverability of mining operations and mineral exploration properties. While management believes that these estimates and assumptions are reasonable, actual results could vary significantly.

Certain assumptions are dependent upon reserves, which represent the estimated amount of ore that can be economically and legally extracted from the Company’s properties. In order to estimate reserves, assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, transportation costs, commodity demand, commodity prices and exchange rates. Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analyzing geological data such as drilling samples. This process may require complex and difficult geological judgments to interpret the data.  Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the interim consolidated financial statements is included in the following notes:

Note 4 – Accounts receivable
Note 8 – Asset retirement obligations
Note 11 – Shareholders’ equity
Note 14 – Revenue from metal sales

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Because the economic assumptions used to estimate reserves change from period to period and additional geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Company’s financial results and financial position in a number of ways, including the following:

(i)	Asset carrying values may be affected due to changes in estimated future cash flows;
(ii)
Depreciation and amortization charged in the statement of operations may change or be impacted where such charges are determined by the units of production basis, or where the useful economic lives of assets change;

(iii)	Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves affect expectations about the timing or cost of these activities; and
(iv)	The carrying value of deferred tax assets may change due to changes in estimates of the likely recovery of the tax benefits.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 7 – Mining interests
Note 10 – Provisions
Note 16 – Contingencies

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently by all Company’s entities for all periods presented in these interim consolidated financial statements and in preparing the opening IFRS balance sheet at January 1, 2010 for the purposes of the transition to IFRSs, unless otherwise indicated.

Basis of Consolidation
These interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

(a)	Business combinations

The Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the fair value of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

(b)	Subsidiaries

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the interim consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary to align them with the accounting policies of the Company.

(c)	Transactions eliminated on consolidation

Inter-company balances and transactions and any unrealized income and expenses arising from inter-company transactions are eliminated in preparing the interim consolidated financial statements.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Foreign Currency Translations
The reporting and functional currency of the Company and its subsidiaries is the Canadian dollar.  Accordingly, the Company translates monetary assets and liabilities denominated in foreign currency at the rate of exchange prevailing at the consolidated balance sheet dates, non-monetary assets and liabilities denominated in foreign currency at the rate in effect at the date the transaction occurred and revenues and expenses denominated in foreign currency at the exchange rate in effect during the applicable accounting period.  All resulting foreign exchange gains and losses are recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Financial Instruments

(a)	Non-derivative financial assets

The Company initially recognizes loans and receivables and deposits on the date they originated.  All other financial assets (including assets designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial instruments are measured on initial recognition at fair value plus, in the case of instruments other than those classified as “fair value through profit and loss”, directly attributable transaction costs.

The Company has the following non-derivative financial assets: financial assets at fair value through profit or loss and loans and receivables.

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. These financial instruments are measured at fair value, and changes therein are recognized in the Statement of Operations and Comprehensive Loss.  The Company’s accounts receivable from the sale of palladium and by-product metals from the LDI mine primarily represent the material financial instruments which have been designated at fair value through profit or loss (see note 5).

Financial assets classified as held-to-maturity and loans and receivables are measured subsequent to initial recognition at amortized cost using the effective interest method, less any impairment losses.  The Company’s held-to-maturity financial assets consist of debentures receivable from subsidiaries.  The affect of these transactions have been eliminated on consolidation.  The Company’s loan and receivables are included in other assets (refer to note 6).  Cash and cash equivalents are stated at fair value and include cash on account less outstanding cheques, demand deposits and short-term guaranteed investments with original maturities of three months or less.

(b)	Non-derivative financial liabilities

The Company initially recognizes debt securities issued and subordinated liabilities on the date they originated. All other financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.  Financial assets and liabilities are offset and the net amount presented in the consolidated balance sheet when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company has the following non-derivative financial liabilities: debentures payable, loans and borrowings, bank overdrafts, credit facilities, and trade and other payables.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(c)	Derivative financial instruments

The Company holds derivative financial instruments to minimize its foreign currency and market price exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives are recognized initially at fair value and attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for as described below.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognized immediately in profit or loss.

Other non-trading derivatives

When a derivative financial instrument is not held for trading and is not designated in a qualifying hedge relationship, all changes in its fair value are recognized immediately in profit or loss.

Inventories
Concentrate, crushed and broken ore stockpiles, and gold inventory are valued at the lower of average production cost (including an allocation of the depreciation of production related assets) and net realizable value.  Crushed and broken ore stockpiles represent coarse ore that has been extracted from the mine and is available for further processing.  The amount of stockpiled ore that is not expected to be processed within one year, if any, is shown as a long-term asset.  Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.  Supplies inventory is valued at the lower of average cost and net realizable value.

Mining Interests

(a)	Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and borrowing costs on qualifying assets for which the commencement date for capitalization is on or after January 1, 2010. The Company capitalizes interest on major projects where direct indebtedness has occurred.

Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or major components of property, plant and equipment.

Spare parts and servicing equipment are usually carried as inventory and recognized in profit or loss as consumed. However, major spare parts and stand-by equipment qualify as property, plant and equipment when the Company expects to use them during more than one period. Similarly, if the spare parts and servicing equipment can be used only in connection with an item of property, plant and equipment, they are accounted for as property, plant and equipment.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Exploration costs relating to properties are charged to earnings in the year in which they are incurred.  When it is determined that a mining property can be economically developed as a result of reserve potential and exploration expenditures are capitalized. Determination as to reserve potential is based on the results of studies, which indicate whether production from a property is economically feasible. Upon commencement of commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves. Capitalized exploration costs, net of salvage values, relating to a property that is later abandoned or considered uneconomic for the foreseeable future, are written off in the period the decision is made.  No amortization is provided in respect of mine development expenditures until commencement of economical commercial production. Any production revenue earned prior to commercial production, net of related costs, is offset against the development costs.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized net within other income in profit or loss.

(b)	Value Beyond Proven and Probable Reserves (“VBPP”)

On acquisition of a mineral property, the Company prepares an estimate of the fair value of the resources and exploration potential of that property and records this amount as an asset (“VBPP”) as at the date of acquisition. The acquisition cost classified as VBPP are not amortized.

On an annual basis, estimates of proven and probable mineral reserves for each mineral property acquired are prepared. The change in reserves, net of production costs is, among other things, used to determine the amount to be converted from VBPP to proven and probable reserves subject to amortization.

(c)	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized at the carrying amount of the item if it is probable that the future economic benefits embodied within the item will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

(d)	Depreciation and amortization

Mining interests relating to plant and equipment, mining leases and claims, royalty interests, and other development costs are recorded at cost with depreciation and amortization provided on the unit-of-production method over the estimated remaining ounces of palladium (LDI) and gold (NAP Quebec) to be produced based on the proven and probable reserves.

Mining interests relating to small vehicles and certain machinery with a determinable expected life are recorded at cost with depreciation provided on a straight-line basis over their estimated useful lives, ranging from three to seven years, which most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Straight-line depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value.

Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately using the unit-of-production or straight-line method as appropriate. Costs relating to VBPP and land are not amortized.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(e)	Non-current assets held for sale

Non-current assets and disposal groups are classified as held for sale if the carrying amount of these assets will be recovered principally through a sale transaction rather than through continued use. This condition will only be regarded as met if the sale transaction is highly probable and the asset (or disposal group) is available for sale in its present condition. For the sale to be highly probable, management must be committed to the plan to sell the asset (or disposal group) and the transaction should be expected to qualify for recognition as a completed sale within 12 months from date of classification.

Non-current assets (or disposal groups) held for sale are measured at the lower of their previous carrying amounts and their fair value less costs to sell.

Impairment
The carrying amounts of the Company’s non-financial assets, other than investment property, inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment.  Impairment is assessed at the level of cash-generating units (“CGUs”).  An impairment loss is recognized in the Consolidated Statements of Operations and Comprehensive Loss for any excess of carrying amount over the recoverable amount.

Impairment is determined for an individual asset unless the asset does not generate cash inflows that are independent of those generated from other assets or groups of assets, in which case, the individual assets are grouped together into CGUs for impairment purposes.

The recoverable amount of an asset or cash-generating unit is the greater of its “value in use” and its “fair value less costs to sell”. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is recognized in the Consolidated Statements of Operations and Comprehensive Loss if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss on non-financial assets other than goodwill is reversed if there has been a change in the estimates used to determine the recoverable amount, only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

Employee benefits

(a)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.  Contributions to a defined contribution plan that are due more than 12 months after the end of the period in which the employees render the service are discounted to their present value.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(b)	Other long-term employee benefits

The Company’s net obligation in respect of long-term employee benefits other than pension plans is the amount of future benefit that employees have earned in return for their service in the current and prior periods; the benefit is discounted to determine its present value, and the fair value of any related assets are deducted. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Company’s obligations. The calculation is performed using the projected unit credit method. Any actuarial gains and losses are recognized in profit or loss in the period in which they arise.

Compensation Agreements

(a)	Termination benefits

Termination benefits are recognized as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense if the Company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting period, then they are discounted to their present value.

(b)	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(c)	Share-based payment transactions

The grant date fair value of share-based payment awards granted to employees is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The fair value of the amount payable to employees in respect of share appreciation rights, which are settled in cash, is recognized as an expense with a corresponding increase in liabilities, over the period that the employees unconditionally become entitled to payment. The liability is remeasured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognized as personnel expense in profit or loss.

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Company.

Provisions
A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(a)	Production Obligations

A provision for an obligation based on achieving specific production targets is recognized when the Company, based on estimates of recoverable minerals and planned production in the current mine plan for each property, determines the production target expected to be achieved.

(b)	Asset Retirement Obligations

In accordance with Company policies, asset retirement obligations relating to legal and constructive obligations for future site reclamation and closure of the Company’s mine sites are recognized when incurred and a liability and corresponding asset are recorded at fair value.  Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.

The amount of any liability recognized is estimated based on the risk-adjusted costs required to settle present obligations, discounted using a pre-tax risk-free discount rate consistent with the time period of expected cash flows. When the liability is initially recorded, a corresponding asset retirement cost is recognized as an addition to mining interests and amortized using the unit of production method.

The liability for each mine site is accreted over time to reflect the unwinding of the discount.  The accretion charges are recognized as a finance cost in the Consolidated Statements of Operations and Comprehensive Loss.  The liability is subject to re-measurement at each reporting date based on changes in discount rates and timing or amounts of the costs to be incurred. Changes in the liability, other than accretion charges, relating to mine rehabilitation and restoration obligations are added to or deducted from the carrying value of the related asset retirement cost in the reporting period recognized.  If the change results in a reduction of the obligation in excess of the carrying value of the related asset retirement cost, the excess balance is recognized as a recovery through profit or loss in the period.

(c)	Onerous contracts

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with that contract.

Revenue and Accounts Receivable
Revenue from the sale of metals in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of volume adjustments. Revenue is recognized when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. The timing of the transfers of risks and rewards varies depending on the individual terms of the contract of sale.

Revenue from the sale of palladium and by-product metals from the LDI mine is provisionally recognized net of royalties based on quoted market prices upon the delivery of concentrate to the smelter or designated shipping point, which is when title transfers and significant rights and obligations of ownership pass. The Company’s smelter contract provides for final prices to be determined by quoted market prices in a period subsequent to the date of concentrate delivery. Variations from the provisionally priced sales are recognized as revenue adjustments until final pricing is determined. Accounts receivable is recorded net of estimated treatment and refining costs which are subject to final assay adjustments. Subsequent adjustments to provisional pricing amounts due to changes in metal prices and foreign exchange are reflected separately from initial revenues on the consolidated statements of operations and comprehensive loss.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Revenue from the sale of gold-silver doré bars from Sleeping Giant is recognized when the significant risks and rewards of ownership have transferred to the buyer and selling prices are known or can be reasonably estimated.

Interest and other costs
Interest income is comprised of interest income on funds invested (including available-for-sale financial assets), gains on the disposal of available-for-sale financial assets, gains on the renouncement of flow-through expenditures, changes in the fair value of financial assets at fair value through profit or loss, and gains on hedging instruments that are recognized in profit or loss.  Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Other costs are comprised of interest expense on borrowings, accretion expense, unwinding of the discount on provisions, changes in the fair value of financial assets at fair value through profit or loss, impairment losses recognized on financial assets, and losses on hedging instruments that are recognized in profit or loss. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis.

Income Taxes
Income tax expense is comprised of current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences:

(i)	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;
(ii)	temporary differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future; and
(iii)	temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and a valuation allowance is applied to reduce the asset to the extent that it is no longer probable that the related tax benefit will be realized.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Basic and Diluted Loss Per Share
Basic earnings (loss) per common share (“EPS”) is computed by dividing the income (loss) for the period by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is computed using the treasury stock method whereby the weighted average number of shares outstanding is increased to include additional common shares from the assumed exercise of stock options, convertible notes and common share purchase warrants (equity instruments), if dilutive. The number of additional common shares is calculated by assuming that outstanding equity instruments were exercised and that proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period. These common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted loss per common share when the effect would be anti-dilutive.

Flow-Through Shares
The Company finances a portion of its exploration activities through the issuance of flow-through shares. On the date of issuance of the flow-through shares, the premium relating to the proceeds received in excess of the closing market price of the Company’s common shares is allocated to liabilities.

Under the terms of the flow-through common share issues, the tax attributes of the related expenditures are renounced to investors and deferred income tax expense and income tax liabilities are increased by the estimated income tax benefits renounced by the Company to the investors.  The premium liability is reduced pro-rata based on the percentage of flow-through expenditures renounced in comparison to renunciations required under the terms of the flow-through share agreement. The reduction to the premium liability in the period of renunciation is recognized through profit or loss as other income.

Where the Company has unused tax benefits on loss carry forwards and tax pools in excess of book value available for deduction against which a valuation allowance has been provided, the Company reduces its valuation allowance to offset the increase in deferred tax liabilities resulting in an offsetting recovery of deferred income taxes being recognized through profit or loss in the reporting period.

Segment Reporting
An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. All operating segments’ operating results are reviewed regularly by the Company’s executive team to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Segment results that are reported to the executive team include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets (primarily the Company’s headquarters), head office expenses, and deferred tax assets and liabilities.

Segment capital expenditures are the total costs incurred during the period to acquire property, plant and equipment, and intangible assets other than goodwill.

 Adoption of New Accounting Standards
In addition to the initial adoption of IFRSs in effect at the January 1, 2010 transition date and any amendments effective on or before January 1, 2011, the following new accounting standards have been adopted by the Company.

IFRS 1 – First-time adoption of International Financial Reporting Standards – (Amendment)

Limited exemption from comparative IFRS 7 disclosures for first time adopters

The amendment provides an exemption to first time adopters of IFRS, from providing the additional disclosures required in terms of the revision to IFRS 7 Financial Instruments: Disclosures.  Disclosures in these interim consolidated financial statements have been prepared in accordance with Company’s adoption of this standard.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

IAS 24 Related party disclosures – (Amendment) – Revised definitions of related parties

The amendment provides a revised definition of related parties by simplifying the definition and removing inconsistencies. The amendment also provides a partial exemption for the disclosures relating to government-related entities. The revised standard is applied retrospectively for annual periods beginning on or after January 1, 2011.  Therefore, all related party disclosures in these interim consolidated financial statements have been prepared in accordance with Company’s adoption of this standard.

IAS 27 Consolidated and Separate Financial Statements – (Amendment)

Consequential amendments arising from amendments to IFRS 3

The amendments to this standard resulted in the following key changes:

(i)	Changes in a parent’s ownership of a subsidiary after control has been obtained that do not result in a loss of control, are accounted for as equity transactions;
(ii)
Transactions involving the loss of control of a subsidiary will result in the holding company derecognizing the assets and liabilities and related equity components of the former subsidiary with any gain or loss being recognized in profit or loss. Any investment retained in the former subsidiary would then be measured at its fair value at the date of loss of control; and

(iii)	Losses applicable to non-controlling interests are allocated to the non-controlling interests, even if doing so causes the non-controlling interests to have a negative balance.

Adoption of this standard did not have any impact on the interim consolidated financial statements of the Company. The amendments to the standard will be applied prospectively to any transaction that results in a change in the ownership interest of a subsidiary that takes place within the Company, on or after January 1, 2010.

IAS 32 Classification of Rights Issues

The amendment is effective for years beginning on or after February 1, 2010 and addresses the accounting for rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer.  Prior to the amendment, such rights were accounted for as derivative liabilities.  The amendment states that, if such rights are issued pro rate to an entity’s existing shareholders for a fixed amount of any currency, they should be classified as equity, regardless of the currency in which the exercise price is denominated. Adoption of this standard did not have any impact on the interim consolidated financial statements of the Company.

IFRIC 19 – Extinguishing Financial Liabilities with Equity Instruments

The IFRIC clarifies the requirements of IFRSs when an entity renegotiates the terms of a financial liability with its creditor and the creditor agrees to accept the entity’s shares or other equity instruments to settle the financial liability fully or partially. Adoption of this standard did not have any impact on the interim consolidated financial statements of the Company.

Improvements to IFRS Standards

The Improvements to IFRSs 2010 is the result of the IASB’s annual improvements project.  This project has involved the IASB accumulating, throughout 2010, those improvements believed to be non-urgent, but necessary, and processing the amendments collectively.  Effective dates, early application and transitional provisions are dealt with on a standard by standard basis with the majority of the amendments effective for periods beginning on or after January 1, 2011, with early adoption permitted. The Company has adopted and reflected applicable amendments in these interim consolidated financial statements.

New standards and interpretations not yet adopted
The following new standards, amendments to standards and interpretations are not yet effective for the quarter ended June 30, 2011 or have otherwise not yet been adopted by the Company.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

IFRS 7 Financial Instruments: Disclosures

 These amendments enhance required disclosures in respect of risk exposures arising from the transfers of financial assets.  The amendments are effective for annual periods beginning on or after July 1, 2011.

IFRS 9 Financial Instruments: Classification and Measurement

This is the first part of a new standard on classification and measurement of financial assets that will replace IAS 39, Financial Instruments: Recognition and Measurement.  IFRS 9 has two measurement categories: amortized cost and fair value.  All equity instruments are measured at fair value.  A debt instrument is at amortized cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest.  Otherwise, it is at fair value through profit or loss.  An update to IFRS 9 includes guidance on financial liabilities and derecognition of financial instruments. This standard and the related update are effective for years beginning on or after January 1, 2013.

The Company is in the process of assessing the impact of IFRS 9. However, management does not believe that the adoption of the amendment to IFRS 7 will have a material impact on the disclosures of financial assets.

IAS 1 Presentation of Financial Statements

This standard is amended to change the disclosure of items presented in other comprehensive income (“OCI”), including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendment is effective for reporting years beginning on or after July 1, 2012.  This amendment is presently not expected to impact the interim or annual consolidated financial statements of the Company.

IAS 12 Income Taxes

An amendment to standards relating to deferred tax accounting for investment property at fair value introduces an exception to the existing principle for the measurement of deferred tax assets or liabilities arising on investment property measured at fair value. The amendment is effective for annual periods beginning on or after January 1, 2012.  This amendment is presently not expected to impact the interim or annual consolidated financial statements of the Company.

IAS 19 Employee Benefits

The standard is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits, and provides expanded disclosure requirements. The amendment is effective for annual periods beginning on or after January 1, 2013.  This amendment is presently not expected to impact the interim or annual consolidated financial statements of the Company.

New Standards Addressing the Scope of a Reporting Entity

The following IFRS standards are introduced and IAS standards amended accordingly:

IFRS 10 Consolidated Financial Statements

This standard replaces the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements, and SIC-12, Consolidation – Special Purpose Entities.  IFRS 10 changes the definition of control under IFRS so that the same criteria are applied to all entities to determine control.

IFRS 11 Joint Arrangements

This standard replaces IAS 31, Interests in Joint Ventures.  IFRS 11 reduces the types of joint arrangements to two: joint ventures and joint operations. IFRS 11 requires the use of equity accounting for interests in joint ventures, eliminating the existing policy choice of proportionate consolidation for jointly controlled entities under IAS 31.  Entities that participate in joint operations will follow accounting much like that for jointly controlled assets and jointly controlled operations under IAS 31.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

IFRS 12 Disclosures of Interests in Other Entities

This standard sets out the disclosure requirements for entities reporting under IFRS 10 and IFRS 11, and replaces the disclosure requirements currently found in IAS 28, Investments in Associates.

IAS 27 Consolidated and Separate Financial Statements

This standard is renamed “Separate Financial Statements” and deals solely with separate financial statements, the guidance for which remains unchanged.

All above standards and amendments are effective for reporting years beginning on or after January 1, 2013.

IFRS 13 Fair Value Measurement

The new standard provides a single source of guidance on how to measure fair value where its use is already required or permitted by other IFRS and enhances disclosure requirements for information about fair value measurements. The standard is effective for reporting years beginning on or after January 1, 2013.

4.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	At June 30	At December 31	At January 1
	2011	2010	2010
Accounts receivable	78,799	$80,683	$-
Unrealized gain on financial contracts1 (Note 12(c))	1,447	-	-
Accounts receivable	$80,246	$80,683	$-

1
As at June 30, 2011, a total of 75,200 ounces of past palladium production that had been delivered and sold to the smelter, was priced using forward prices for the month of final settlement at an average price of US$754 per ounce (December 31, 2010 – 68,950 ounces at an average price of US$631 per ounce).  Refer to note 12.

Accounts receivable represents the value of all platinum group metals (“PGMs”), gold and certain base metals contained in LDI’s concentrate shipped for smelting and refining, valued using the June 30, 2011 forward metal prices for the month of final settlement, and for which significant risks and rewards have transferred to third parties.

All of the accounts receivable is due from two customers at June 30, 2011.  A reserve for doubtful accounts has not been established, as in the opinion of management, the amount due will be fully received.  The Company is not economically dependent on its customers, refer to note 14.

Effective July 2011, 85% of the balance of accounts receivable has been pledged as security against a one-year $60 million operating line of credit with the Bank of Nova Scotia, which is to be used for working capital liquidity and general corporate purposes.  At June 30, 2011, the outstanding liability relating to this facility was $nil (December 31, 2010 - $nil).

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date.  This fair value is determined for disclosure purposes.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

5.	INVENTORIES

Inventories consist of the following:

	At June 30	At December 31	At January 1
	2011	2010	2010
Supplies	$11,551	$12,580	$12,555
Gold inventory1	4,614	5,928	4,890
Crushed and broken ore stockpiles2	6,420	8,979	7,861
Total	$22,585	$27,487	$25,306

1
Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.

2
Crushed and broken ore stockpiles represent coarse ore that has been extracted from the mine and is available for further processing.  The amount of stockpiles ore that is not expected to be processed within one year, if any, is shown as a long-term asset.

All inventory amounts are carried at cost for the periods presented with the exception of gold inventories which are carried at net realizable value.

Supplies inventory of $5,370 (2010 – $4,259) were utilized during the three months ended June 30, 2011 and $13,012 were utilized during the six months ended June 30, 2011 (2010 - $7,631).

The Company did not recognize any write-downs of crushed and broken ore stockpiles during the three months ended June 30, 2011 (2010 - $388) or during the six months ended June 30, 2011 (2010 - $388).

6.	OTHER ASSETS

Other assets consist of the following:

	At June 30	At December 31	At January 1
	2011	2010	2010
Prepaids	$1,058	$2,555	$1,165
Sales taxes receivable	4,268	5,120	1,275
Warrant proceeds receivable1	-	19,777	-
Other	51	99	55
	$5,377	$27,551	$2,495

1	In 2011, $21.3 million of proceeds were received from the exercise of 5,009,986 Series A warrants. Refer to note 11b for further details.

7.	MINING INTERESTS

Mining interests are comprised of the following:

	Plant and equipment	Underground mine development	Equipment under finance lease	Mining Leases and claims, royalty interest, and development	Exploration properties	Total
Carrying amounts
As at January 1, 2010	$25,098	$35,717	$2,469	$4,963	$16,767	$85,014
As at December 31, 2010	$29,396	$63,278	$4,489	$7,250	$21,873	$126,286
As at June 30, 2011	$38,456	$120,136	$11,510	$10,842	$26,861	$207,805

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(a)	Asset restrictions and contractual commitments

The Company’s assets are subject to certain restrictions on title, property, plant and equipment pledged as security for credit facility arrangements.

(b)	Fair value determination

Existing mining interests

The Company reviews mining plans for the remaining life of each property to determine the fair value of its existing mining properties, related assets, and cash-generating units. Future cash flows are estimated based on quantities of recoverable minerals, expected palladium, gold, and other commodity prices and expected foreign exchange rates (considering current, historical and expected future prices and foreign exchange rates and related factors), production levels and cash costs of production and capital and reclamation expenditures, all based on detailed life-of-mine plans and projections. The term “recoverable minerals” refers to the estimate of recoverable production from measured, indicated and inferred mineral resources that are considered economically mineable and are based on management’s confidence in converting such resources to proven and probable reserves. The estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Significant changes in mine plans can occur as a result of mining experience, new discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology and other factors. The Company reviews its accounting estimates and adjusts these estimates based recoverable minerals determined by the Company in the current mine plan. Assumptions underlying future cash flow estimates are subject to risk and uncertainty. Any differences between significant assumptions and market conditions such as metal prices, exchange rates, recoverable metal, and/or the Company’s operating performance could have a material effect on the Company’s ability to recover the carrying amounts of its long-lived assets resulting in possible additional impairment charges.

Mining interests acquired through a business combination

The fair value of mining interests recognized as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly.  The fair value of plant, equipment, fixtures and fittings is based on the market approach and cost approaches using quoted market prices for similar items when available and replacement cost when appropriate.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

8.	ASSET RETIREMENT OBLIGATIONS AND RECLAMATION DEPOSITS

Total estimated cash flows required to settle obligations for the restoration of the LDI mine, Sleeping Giant mine and Vezza Gold Project are approximately $20,201 as at June 30, 2011 (December 31, 2010: $12,594).  The obligation is to be paid at the end of the life of each mine.  The key assumptions applied for determination of the ARO obligation are as follows as at:

	At June 30	At December 31	At January 1
	2011	2010	2010
Inflation	2.86	1.97	1.99
Market risk	5.00	5.00	5.00
Risk free rate	2.40	2.62	1.50

The asset retirement obligation may change materially based on future changes in operations, costs of reclamation and closure activities, and regulatory requirements.  For the year ended December 31, 2010, the timing of LDI’s mining property closure plan was extended to include the Offset Zone project, which resulted in a reduction of $1.3 million in 2010 to the cost of the related restoration asset.  During the quarter ended June 30, 2011, the mine closure obligations for the LDI mine and Vezza Gold Project were revised to reflect the Company’s most current closure cost estimates.  The current mine closure obligations include: LDI mine ($15,115), Sleeping Giant mine ($4,631) and Vezza Gold Project ($455).

The Company, in conjunction with the Ontario Ministry of Northern Development and Mines (the “Ministry”) and the Ministère des Resources naturelles et de la Faune du Québec (the “Ministère”), has established trust funds (the “Funds”) pursuant to the Company’s mine closure plan for eventual clean-up and restoration of the LDI mine site, the Shebandowan West Property, and the Sleeping Giant gold mine.

The LDI mine closure plan requires a total amount of $8,400 to be accumulated in the Fund.  At June 30, 2011, the Company had a letter of credit outstanding for $8,466 (December 31, 2010 – $8,438 was on deposit with the Ministry including accrued interest of $908).  All current amounts required have been contributed as at June 30, 2011.

The Sleeping Giant gold mine closure plan requires a total amount of $1,920 to be accumulated in the Fund.  At June 30, 2011, the Company had $1,769 on deposit with the Ministère (December 31, 2010 - $1,769).  All current amounts required have been contributed as at June 30, 2011.

The Company also has an amount of $330 relating to the Shebandowan West Project on deposit in the form of a guaranteed investment certificate.

The funds on deposit bear interest at current short-term deposit rates and will be returned to the Company once the mine closure is completed.

At June 30, 2011, the asset retirement and the related mine restoration deposit are as follows as at:

	At June 30	At December 31	At January 1
	2011	2010	2010
Asset retirement obligation, beginning of period	$12,594	$13,602	$12,921
Change in estimated closure costs	7,438	(1,217)	681
Accretion expense (note 15)	169	209	-
Asset retirement obligation, end of period	$20,201	$12,594	$13,602
Reclamation deposits	2,100	10,537	10,503
Obligation in excess of deposit	$18,101	$2,057	$3,099

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

At the respective reporting dates, the undiscounted asset retirement obligations are as follows as at:

	At June 30	At December 31	At January 1
	2011	2010	2010
Asset retirement obligation, undiscounted	$26,142	$16,121	$14,022

9.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of:

	At June 30	At December 31	At January 1
	2011	2010	2010
Accounts payable and accrued liabilities	34,145	$28,761	$12,442
Unrealized loss on financial contracts1	-	11,098	-
Taxes payable	890	-	-
Accounts payable and accrued liabilities	$35,035	$39,859	$12,442

1
As at June 30, 2011, a total of 75,200 ounces of past palladium production that had been delivered and sold to the smelter, was priced using forward prices for the month of final settlement at an average price of US$754 per ounce (December 31, 2010 – 68,950 ounces at an average price of US$631 per ounce).  Refer to notes 4 and 12.

10.	PROVISIONS

In conjunction with the acquisition of CRI, the Company assumed an obligation in the amount of $1,000, payable in cash or by the issuance of common shares of the Company, upon achieving a specified production target of 300,000 milled tonnes of ore at its Sleeping Giant gold mine. Based on stated production targets, the Company expects to achieve the production target within the next twelve months, therefore, the provision is reflected in current liabilities. There have been no changes to this provision in any of the reporting periods reflected in these consolidated statements.

11.	SHAREHOLDERS’ EQUITY

(a)	Authorized and Issued Capital Stock

The authorized capital stock of the Company consists of an unlimited number of common shares.

(b)	Common share purchase warrants

The changes in issued common share purchase warrants for the period end are summarized below:

	As at June 30 2011		As at December 31 2010
	Warrants	Amount	Warrants	Amount
Balance beginning of period	13,837,924	$5,113	12,286,665	$10,584
Issued pursuant to unit offerings, net of issue costs	-	-	10,000,000	4,423
Warrants exercised	(5,009,986)	(1,239)	(5,692,076)	(1,856)
Warrants expired	(67,938)	-	(2,756,665)	(8,038)
Balance, end of period	8,760,000	$3,874	13,837,924	$5,113

Issuance	Number of Warrants	Exercise Price	Expiry Date
Series B	8,760,000	$6.50	October 28, 2011

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

In September 2009, the Company completed an equity offering for total net proceeds of $46,455.  In October 2009, the Company issued additional units for total net proceeds of $7,121.  Each whole warrant (Series A warrants) entitled the holder to purchase an additional common share at a price of $4.25, subject to adjustment, at any time on or prior to September 30, 2011.  Since the 20-day volume weighted average price of the common shares on the TSX was equal to or greater than C$5.75 per share (as per the acceleration event in the warrant indenture), on December 8, 2010 the Company announced the acceleration of the expiry of the Series A warrants to January 14, 2011.  During the first quarter of 2011, $21.3 million of proceeds were received from the exercise of 5,009,986 Series A warrants.  Total proceeds of $38.8 million were received from the exercise of Series A warrants and 67,938 Series A warrants were not exercised prior to expiry.

On April 28, 2010, the Company completed an equity offering of 20,000,000 units at a price of $5.00 per unit for total net proceeds of $94,227 (issue costs $5,773).  Each unit consists of one common share and one-half of one common share purchase warrant of the Company.  Each whole warrant (Series B warrants) entitles the holder to purchase an additional common share at a price of $6.50, subject to adjustment, at any time prior to October 28, 2011.  In the event that the 20-day volume weighted average price of the common shares on the TSX is greater than $7.50 per share, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.  As at December 31, 2010, 1,240,000 Series B warrants were exercised for total proceeds of $8.1 million.  No additional warrants were exercised during the first six months of 2011.

(c)	Group Registered Retirement Savings Plan

The Company has a group registered retirement savings plan, in which eligible employees can participate in at their option.  The Company is required to make contributions on a quarterly basis equivalent to 3% of eligible employees’ base compensation and up to an additional 2% matching, per employee per annum, made either in cash or treasury shares of the Company.  The maximum number of common shares available for grant shall not exceed 10% of the issued and outstanding common shares of the Company, including the issuance under the Corporate Stock Option Plan and other securities-based compensation plans.  If the matching contribution is made in treasury shares, the price per share issued is the 5-day volume weighted average trading price of the common shares on the Toronto Stock Exchange (“TSX”) preceding the end of the quarter.  During the three months ended June 30, 2011, the Company contributed 38,278 shares with a fair value of $239 (2010 – $118) and for the six months ended June 30, 2011, 58,245 shares with a fair value of $375 (2010 - $118) were contributed.

(d)	Private Placements

On February 18, 2011, the Company completed a private placement of 2,667,000 flow-through common shares.  The Company is required to spend gross proceeds of $22,000 on Canadian exploration expenses prior to December 31, 2011.

(e)	Corporate Stock Option Plan

The Company has a Corporate Stock Option Plan (the “Plan”), under which eligible directors, officers, employees and consultants of the Company may receive options to acquire common shares.  The Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number of options to be issued, the exercise price (which is the 5-day volume weighted average trading price of the common shares on the TSX on the trading day prior to the grant date), expiration dates of each option, the extent to which each option is exercisable (provided that the term of an option shall not exceed 10 years from the date of grant), as well as establishing the time period should the optionee cease to be an “Eligible Person” as set forth in the conditions of the Plan.  One third of options granted vest on each of the first three anniversary dates of the date of grant.

The maximum number of common shares available for grant shall not exceed 10% of the issued and outstanding common shares of the Company, including the issuance under the Group Retirement Savings Plan and other securities-based compensation plans.  As at June 30, 2011, 5,798,718 options (December 31, 2010 – 5,968,386 options, January 1, 2010 – 1,511,190 options) were available to be granted under the Plan.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

The following summary sets out the activity in outstanding common share purchase options:

	June 30, 2011		December 31, 2010
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of period	3,847,833	$4.22	3,057,800	$3.50
Granted	193,000	$6.36	1,105,000	$6.14
Exercised	(29,169)	$4.35	(124,634)	$2.78
Cancelled/forfeited	(23,332)	$5.09	(190,333)	$4.80
Outstanding, end of period	3,988,332	$4.31	3,847,833	$4.22
Options exercisable at end of period	1,787,005	$3.70	1,742,833	$3.64

The following table summarizes information about the Company’s stock options outstanding at June 30, 2011:

Exercise Price	Expiry Dates	Options Outstanding at June 30, 2011	Options Exercisable at June 30, 2011
$1.32	June 17, 2013	189,750	189,750
$1.85	March 17, 2013	24,750	24,750
$2.20	September 30, 2016	750,000	500,000
$2.85	July 18, 2017	200,000	66,667
$3.03	September 10, 2011	429,000	429,000
$3.22	December 7, 2017	675,000	208,335
$3.22	December 14, 2017	74,999	21,669
$3.31	August 12, 2018	30,000	-
$3.39	July 31, 2017	13,333	-
$4.18	February 21, 2018	10,000	3,334
$5.22	June 8, 2016	10,000	10,000
$5.52	May 9, 2016	30,000	-
$6.24	December 7, 2015	675,000	-
$6.24	December 7, 2018	390,000	-
$6.47	May 21, 2016	150,000	150,000
$6.52	January 9, 2016	153,000	-
$8.40	June 20, 2014	35,000	35,000
$8.84	December 14, 2013	10,000	10,000
$8.87	January 14, 2015	7,500	7,500
$10.18	April 15, 2015	30,000	30,000
$11.90	June 23, 2012	101,000	101,000
		3,988,332	1,787,005

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

The fair value of options granted during 2011 and 2010 has been estimated at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

	June 30	December 31
	2011	2010
Awards granted	30,000	1,105,000
Weighted average fair value of awards	$3.47	$3.21
Pre-vest forfeiture rate	14.23%	13.19%
Grant price	$6.36	$6.14
Market price	$6.61	$6.05
Volatility	65.00%	65.70%
Risk free rate	2.28%	2.31%
Dividend yield	0%	0%
Expected life (in years)	4.15	4.50

(f)	Reconciliation of the diluted number of shares outstanding:

For the three months ended June 30, 2011, the effect of stock options and warrants has been included in the determination of diluted earnings per share.  The effect of stock options and warrants has not been included in the determination of diluted loss per share for the six months ended June 30, 2011 or the three and six months ended June 30, 2010 because to do so would be anti-dilutive.

At June 30, 2011, there were 10,547,005 (December 31, 2010 – 15,580,757) equity instruments convertible to common shares which have been excluded from the calculation of diluted net loss per share because to include in the calculation would have been anti-dilutive.  These excluded equity instruments could potentially dilute basic earnings per share in the future.

The share-based transactions which occurred following the year-ended December 31, 2010 that would have significantly affected the number of common shares outstanding at that reporting date were the acceleration of Series A warrants (refer to note 11(b) and the issuance of flow-through shares (refer to note 11(d)).

(g)	Other Stock-Based Compensation – Restricted Share Unit Plan

The Company has a Restricted Share Unit (“RSU”) Plan under which eligible directors, officers and key employees of the Company are entitled to receive awards of restricted share units.  Each restricted share unit is equivalent in value to the fair market value of a common share of the Company on the date of the award and a corresponding liability is established on the balance sheet.  The RSU Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number and timing of restricted share units to be awarded and their vesting periods, not to exceed three years.  The value of each award is charged to compensation expense over the period of vesting.  At each reporting date, the compensation expense and liability are adjusted to reflect the changes in market value of the liability based on the fair values of RSU’s for each vesting period determined using the Black-Scholes model.

As at June 30, 2011, 117,144 (December 31, 2010 – 90,599; January 1, 2010 – 256,882) restricted share units had been granted and were outstanding at an aggregate value of $311 (December 31, 2010 – $312; January 1, 2010– $987).

(h)	Shareholder Rights Plan

On March 22, 2011, the Company announced the adoption of a Shareholder Rights Plan, which was approved by the Company’s shareholders on May 11, 2011.  The primary objectives of the shareholder rights plan are to ensure shareholders are given fair treatment in the event of any take-over bid for the Company’s common shares and provide Shareholders adequate time to property evaluate an offer.  The Shareholder Rights Plan provides for the issuance of one right for each outstanding common share of the Company on the occurrence of certain events.  Refer to the Company’s Shareholder Rights Plan for further details.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

12.	FINANCIAL INSTRUMENTS

Fair Values

The Company’s financial assets and liabilities consist of cash and cash equivalents, accounts receivable, other assets, reclamation deposits, accounts payable and accrued liabilities, obligations under finance leases, provisions, and asset retirement obligations.

Cash and cash equivalents are stated at fair value.  The carrying value of other assets, and trade accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of these financial instruments.

The fair value of the obligations under finance leases approximate their carrying value due to the interest rate implicit in the leases approximating interest rates available at this time for similar lease terms.  The fair value of RSUs and equity instruments are determined as described in note 11.

Derivatives

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

Fair values reflect the credit risk of the instrument and include adjustments to take into account the credit risk of the Company entity and counterparty when appropriate.

Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. In respect of the liability component of convertible notes, the market rate of interest is determined by reference to similar liabilities that do not have a conversion option. For finance leases the market rate of interest is determined by reference to similar lease agreements.

The table below details the assets and liabilities measured at fair value at June 30, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
Financial assets
Cash and cash equivalents	$71,239	$-	$-	$71,239
Accounts receivable (note 4)	78,799	-	-	78,799
Mark to market on financial contracts* (note 4)	-	1,447	-	1,447
Reclamation deposits	2,100	-	-	2,100
Financial liabilities
RSU liabilities*	-	(311)	-	(311)
Net carrying value	$152,138	$1,136	$-	$153,274

*
As detailed in note 4, the asset relating to the mark to market on financial contracts is included in the carrying value of accounts receivable and accrued liabilities on the balance sheet.  RSU liabilities are measured at fair value based on the Black-Scholes valuation model at each reporting date and are included in the balance of accounts payable and accrued liabilities.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

13.	COMMITMENTS

(a)	Sheridan Platinum Group of Companies (“SPG”) Commitment

The Company is required to pay a 5% net smelter royalty to SPG from mining operations at the Lac des Iles mine.  This obligation is recorded as royalty expense.

(b)	Operating Leases and Other Purchase Obligations

As at June 30, 2011, the Company had outstanding operating lease commitments and other purchase obligations of $9,857 and $88,079, respectively (December 31, 2010 – $4,115 and $37,189, respectively) all of which had maturities of less than five years.

(c)	Letter of credit and guaranteed investment certificate

As at June 30, 2011, the Company had a $1.4 million outstanding letter of credit, required as part of a regulatory requirement by a third party supplier for purchases made by the LDI mine.  The Company also had an $8.5 million outstanding letter of credit relating to the LDI mine closure deposit.

14.	REVENUE FROM METAL SALES

	Total	Palladium	Platinum	Gold	Nickel	Copper	Other Metals
2011
Three months ended June 30
Revenue – before pricing adjustments	$52,339	$34,774	$4,545	$9,722	$1,826	$1,368	$104
Pricing adjustments:
Commodities	(2,064)	(1,713)	(327)	101	(115)	(3)	(7)
Foreign exchange	1,123	1,207	(38)	(25)	(15)	(5)	(1)
Revenue – after pricing adjustments	$51,398	$34,268	$4,180	$9,798	$1,696	$1,360	$96
2010
Three months ended June 30
Revenue – before pricing adjustments	$21,680	$11,970	$1,805	$6,387	$561	$908	$49
Pricing adjustments:
Commodities	(666)	(530)	(34)	26	(29)	(98)	(1)
Foreign exchange	201	139	22	18	8	13	1
Revenue – after pricing adjustments	$21,215	$11,579	$1,793	$6,431	$540	$823	$49

	Total	Palladium	Platinum	Gold	Nickel	Copper	Other Metals
2011
Six months ended June 30
Revenue – before pricing adjustments	$90,665	$58,505	$7,530	$18,316	$3,435	$2,353	$526
Pricing adjustments:
Commodities	(3,667)	(3,365)	(343)	173	(58)	(70)	(4)
Foreign exchange	1,114	1,624	(237)	(153)	(77)	(39)	(4)
Revenue – after pricing adjustments	$88,112	$56,764	$6,950	$18,336	$3,300	$2,244	$518
2010
Six months ended June 30
Revenue – before pricing adjustments	$29,610	$11,970	$1,805	$14,138	$561	$908	$228
Pricing adjustments:
Commodities	(666)	(530)	(34)	26	(29)	(98)	(1)
Foreign exchange	201	139	22	18	8	13	1
Revenue – after pricing adjustments	$29,145	$11,579	$1,793	$14,182	$540	$823	$228

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

During the second quarter of 2011, the Company delivered all of its concentrate to two customers under the terms of the respective agreements.  In the second quarter of 2010, the Company delivered all of its concentrate to one customer under the terms of the agreement.

Although the Company sells its refined metals to a limited number of customers, it is not economically dependent upon any one customer as there are other markets throughout the world for the Company’s metals.

15.	INTEREST AND OTHER COSTS (INCOME)

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Finance expense
Interest on capital leases	$39	$44	$87	$58
Asset retirement obligation accretion	84	52	169	104
Interest expense	44	93	150	171
	167	189	406	333
Finance income
Gain on investments	-	(23)	-	(56)
Gain on renouncement of flow-through expenditures	(948)	-	(1,295)	-
Interest income	(256)	(188)	(560)	(2,294)
	$(1,204)	$(211)	$(1,855)	$(2,350)
	$(1,037)	$(22)	$(1,449)	$(2,017)

16.	CONTINGENCIES

From time to time, the Company is involved in litigation, investigations, or proceedings related to claims arising out of its operations in the ordinary course of business.  At June 30, 2011, there were no current claims and lawsuits in the aggregate, that would have a material effect on the Company’s financial position.

17.	STATEMENT OF CASH FLOWS

The net changes in non-cash working capital balances related to operations are as follows:

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Cash provided by (used in):
Accounts receivable	$(9,402)	$(14,348)	$437	$(14,348)
Inventories and stockpiles	1,124	(984)	4,863	723
Other assets	16	271	22,174	(36)
Accounts payable and accrued liabilities	1,038	2,631	(5,641)	3,702
Other financial liabilities	-	(23)	-	(56)
Taxes payable (recoverable)	(12)	(238)	2,146	(648)
	$(7,236)	$(12,691)	$23,979	$(10,663)

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

18.	SEGMENT INFORMATON

The Company is Canadian based and is in the business of exploring and mining palladium, platinum, gold and certain base metals. Its operations are organized into three reportable segments: palladium operations include the LDI palladium mine and mill; gold operations include the Sleeping Giant gold mine and mill; and corporate and other. The palladium and gold operations include activities related to exploration, evaluation and development, mining, and milling. The corporate and other segment includes general corporate expenses and other projects not allocated to the other segments.  The Company’s revenue by significant product type is disclosed in Note 14.  The Company’s segments are summarized in the following table.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

As at and during the periods ended June 30, December 31 and January 1, segmented information is presented as follows:

	At June 30, 2011				At December 31, 2010				At January 1, 2010
	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Cash and cash equivalents	$568	$2,558	$68,113	$71,239	$3,232	$(2,013)	$73,940	$75,159	$689	$576	$96,990	$98,255
Accounts receivable	80,246	-	-	80,246	80,683	-	-	80,683	-	-	-	-
Inventories	16,210	6,375	-	22,585	19,673	7,814	-	27,487	19,649	5,657	-	25,306
Other current assets	2,787	2,218	372	5,377	4,308	3,048	20,929	28,285	708	1,510	481	2,699
Mining interests	132,110	75,385	310	207,805	64,465	61,376	445	126,286	33,516	51,165	333	85,014
Other non-current assets	-	1,770	330	2,100	8,438	1,769	330	10,537	8,406	1,769	328	10,503
Total assets	$231,921	$88,306	$69,125	$389,352	$180,799	$71,994	$95,644	$348,437	$62,968	$60,677	$98,132	$221,777
Accounts payable and accrued liabilities	$1,911	$22,775	$10,349	$35,035	$27,463	$9,363	$3,033	$39,859	$3,339	$4,160	$4,943	$12,442
Obligations under finance leases	-	2,264	55	2,319	2,326	65	–	2,391	1,104	30	–	1,134
Provisions	-	-	1,000	1,000	-	1,000	–	1,000	-	1,000	–	1,000
Asset Retirement Obligations	-	15,115	5,086	20,201	7,897	4,697	-	12,594	9,077	4,525	-	13,602
Other liabilities	1	1,458	1,871	3,330	935	1,207	1	2,143	1,571	832	58	2,461
Total liabilities	$1,912	$41,612	$18,361	$61,884	$38,621	$16,332	$3,034	$57,987	$15,091	$10,547	$5,001	$30,639
	Three months ended June 30, 2011				Three months ended June 30, 2010
	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Revenue – after pricing adjustments	$44,329	$7,069	$-	$51,398	$16,068	$5,147	$-	$21,215
Depreciation and amortization	2,594	2,300	46	4,940	3,162	3,008	30	6,200
Operating expenses	24,906	7,670	-	32,576	12,437	6,530	-	18,967
Income (loss) from mining operations	16,829	(2,901)	(46)	13,882	469	(4,391)	(30)	(3,952)
Other expenses
General and administration	106	(13)	2,968	3,061	72	66	2,504	2,642
Exploration	3,849	2,251	34	6,134	3,865	2,448	108	6,421
Other	38	7	(959)	(914)	77	474	(567)	(16)
Income (loss) before taxes	12,836	(5,146)	(2,089)	5,601	(3,545)	(7,379)	(2,075)	(12,999)
Income and mining tax (expense) recovery	(1)	(220)	(0)	(221)	355	186	609	1,150
Net income (loss) and comprehensive income (loss) for the period	$12,835	$(5,366)	$(2,089)	$5,380	$(3,190)	$(7,193)	$(1,466)	$(11,849)

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

	Six months ended June 30, 2011				Six months ended June 30, 2010
	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Revenue – after pricing adjustments	$73,765	$14,347	$-	$88,112	$16,068	$13,077	$-	$29,145
Depreciation and amortization	4,349	4,662	94	9,105	3,197	4,969	58	8,224
Operating expenses	47,498	18,070	-	65,568	18,451	16,594	-	35,045
Income (loss) from mining operations	21,918	(8,385)	(94)	13,439	(5,580)	(8,486)	(58)	(14,124)
Other expenses
General and administration	156	41	6,343	6,540	122	100	5,097	5,319
Exploration	5,757	4,166	50	9,973	6,783	3,558	245	10,586
Other	(312)	80	(934)	(1,166)	104	500	(2,628)	(2,024)
Income (loss) before taxes	16,317	(12,672)	(5,553)	(1,908)	(12,589)	(12,644)	(2,772)	(28,005)
Income and mining tax (expense) recovery	(2,388)	(648)	3	(3,033)	670	319	(3,184)	(2,195)
Net income (loss) and comprehensive income (loss) for the period	$13,929	$(13,320)	$(5,550)	$(4,941)	$(11,919)	$(12,325)	$(5,956)	$(30,200)

	Three months ended June 30, 2011				Three months ended June 30, 2010
	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Additions to mining interests	$31,450	$9,913	$-	$41,363	$6,944	$3,202	$-	$10,146

	Six months ended June 30, 2011				Six months ended June 30, 2010
	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Additions to mining interests	$64,190	$18,317	$-	$82,507	$9,829	$4,804	$-	$14,633

For additional discussion relating to reliance on customers, refer to accounts receivable in note 4 and revenue from metal sales in note 14.

19.	FIRST TIME ADOPTION OF IFRS

For all periods up to and including the year ended December 31, 2010, the Company prepared its consolidated financial statements in accordance with Canadian generally accepted accounting principles (Canadian GAAP).  For all periods from January 1, 2011 onwards, the Company has prepared its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”).

Transition to IFRS

To transition to IFRS, the Company must apply “IFRS 1 – First Time Adoption of IFRS” that sets out the rules for first time adoption. In general, IFRS 1 requires an entity to comply with each IFRS effective at the reporting date for the entity’s first IFRS financial statements. This requires that an entity apply IFRS to its opening IFRS balance sheet as at the beginning of the earliest comparative period presented in the entity’s first IFRS financial statements, being January 1, 2010.

During the first quarter of 2011, the Company completed its reconciliation of its opening IFRS balance sheet as at January 1, 2010 and each of its quarterly filings in 2011.  These reconciliations reflect the impact of the applicable IFRS 1 elections the Company has applied in its transition to IFRS. The adjusted consolidated balance sheets also reflect the impact of accounting policy differences arising from the transition from Canadian GAAP to IFRS.

The Company has prepared consolidated financial statements which comply with IFRS applicable for periods beginning on or after January 1, 2011 and the significant accounting policies meeting those requirements are described in note 3 of these consolidated financial statements.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Exemptions applied under IFRS 1

In preparing the interim consolidated financial statements in accordance with IFRS 1, the Company has applied certain of the optional exemptions and all mandatory exceptions from full retrospective application of IFRS.

Optional exemptions from full retrospective application

In the first year of adoption, IFRS 1 allows optional exemptions from the general requirements to apply certain IFRS standards in effect when the Company prepares its interim and annual financial statements. The following summarizes the preliminary discussion relating to those optional exemptions under IFRS 1 and related elections available to the Company.

Business combinations exemption

The Company has elected to apply the business combinations exemption. As a result, the Company has not restated business combinations or otherwise applied IFRS 3 Business Combinations to any acquisitions of subsidiaries or of interests in associates and joint ventures that occurred before the Company’s January 1, 2010 transition date.

Share-based payment transaction exemption

The Company has elected to apply the share-based payment exemption.  As a result, IFRS 2 Share-based Payment has not been applied to any equity instruments that were granted on or before November 7, 2002, nor has it been applied to equity instruments granted after November 7, 2002 that vested before the latter of January 1, 2005 and the date of transition of January 1, 2010.  For cash-settled share-based payment arrangements, the Company has not applied IFRS 2 to liabilities that were settled before January 1, 2010.

Fair value as deemed cost exemption

The Company has elected to utilize the fair value as deemed cost exemption for the valuation of certain assets located at its LDI and Sleeping Giant mines.  By making this election, the Company is permitted to measure certain items of property, plant and equipment at fair values determined on or before January 1, 2010, with appropriate retrospective adjustments applied under IFRS during the interim period reflected in the opening IFRS balance sheet at January 1, 2010.  Other mining interests have been recorded under IFRS using historical costs.

Investments in subsidiaries, jointly controlled entities and associates exemption

At the January 1, 2010 transition date, the Company would be required to account for investments in subsidiaries at cost or fair value in accordance with IAS 39.  However, the application of this exemption, provided by IFRS 1, allows the Company to elect the previous Canadian GAAP carrying amount to be the deemed cost under IFRS at the January 1, 2010 transition date.  The Company has elected to apply this exemption to its subsidiary operations.

Compound financial instruments exemption

Under this exemption, a first-time adopter need not separate the liability and equity components under the IAS 32 requirements if the liability component is no longer outstanding on January 1, 2010 transition date.  Since various compound financial instruments in the form of convertible notes, debentures, and unit offerings with foreign-denominated warrants have been used by the Company in recent years, the Company has elected to apply this exemption relating to compound instruments.

Designation of previously recognized financial instruments exemption

This exemption permits an election to initially recognize certain financial instruments as available-for-sale or designate certain instruments as being at fair value through profit or loss at the date of transition.  Neither the Company nor its subsidiaries possessed financial assets or liabilities at January 1, 2010 which would benefit from the application of this exemption.  Therefore, the Company has elected not to apply this exemption to its IFRS consolidated financial statements.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Fair value measurement of financial assets or liabilities at initial recognition

This exemption restricts the fair value approach under IAS 39, requiring consistent application of the methodology to be applied prospectively from October 25, 2002 or January 1, 2004.  As a result of other IFRS 1 exemptions and standards applied, the Company and its subsidiaries’ financial assets and liabilities reflected in the January 1, 2010 IFRS consolidated opening balance sheet relate to the period after the specified dates for prospective application and would therefore not benefit from the application of this election. As a result, the Company has elected not to apply this exemption to its IFRS consolidated financial statements.

Decommissioning liabilities included in the cost of property, plant and equipment exemption

The Company recognizes an asset retirement obligation (“ARO”) in respect of environmental liabilities relating to contamination caused to land, decommissioning of existing production facilities and reclamation of mining properties.  The election in IFRS 1, provides an exemption from the full retrospective application of IFRIC 1- Changes in existing decommissioning, restoration and similar liabilities and permits the determination of a revised ARO provision and related adjustment to the net ARO asset value at the transition date of January 1, 2010.

The Company has elected to apply the exemption from full retrospective application of decommissioning provisions as allowed under IFRS 1. As a result the Company has re-measured its ARO provisions as at January 1, 2010 under IAS 37 Provisions, Contingent Liabilities and Contingent Assets, estimated the amount to be included in the cost of the related asset by discounting the liability to the date at which the liability first arose using best estimates of the historical risk adjusted discount rates, and recalculated the accumulated amortization under IFRS up to the transition date.

Extinguishing financial liabilities with equity instruments

This exemption permits the Company to apply the transitional provisions within IFIRC 19.  Although no financial liabilities exist which are contemplated for, or eligible for such extinguishment, IFRIC 19 becomes effective for annual periods beginning on or after July 1, 2010 and retrospective application and disclosure of the change in accounting policy would be required at that time.  Therefore, the Company has elected to utilize the exemption (whether applicable or not) and early adopt the standard at the January 1, 2010 transition date.

Disclosures about financial instruments

This exemption was implemented to avoid the application of hindsight and equalize the accounting requirements between existing IFRS filers and adopting entities.  Therefore, management considers it reasonable to apply this exemption at the time of transition as permitted by IFRS 1.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Reconciliations between IFRS and Canadian GAAP

The following reconciliations summarize the effect of the transition to IFRS on the Company’s previously reported balances.

Reconciliation of Consolidated Balance Sheets

		December 31, 2010			January 1, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS
ASSETS
Current Assets
Cash and cash equivalents		$75,159	$-	$75,159	$98,255	$-	$98,255
Accounts receivable		80,683	-	80,683	-	-	-
Taxes receivable		734	-	734	204	-	204
Inventories		27,487	-	27,487	25,306	-	25,306
Other assets		27,551	-	27,551	2,495	-	2,495
		211,614	-	211,614	126,260	-	126,260
Non-current Assets
Mining interests	(a)	126,196	90	126,286	82,448	2,566	85,014
Reclamation deposits		10,537	-	10,537	10,503	-	10,503
Total assets		$348,347	$90	$348,437	$219,211	$2,566	$221,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	(b)	$40,799	$(940)	$39,859	$11,195	$1,247	$12,442
Current portion of obligations under capital leases		1,196	-	1,196	558	-	558
Provisions	(c)	-	1,000	1,000	-	1,000	1,000
Other financial liabilities	(d)	-	-	-	-	56	56
		41,995	60	42,055	11,753	2,303	14,056
Non-current Liabilities
Taxes payable		936	-	936	1,573	-	1,573
Asset retirement obligations	(e)	11,637	957	12,594	12,921	681	13,602
Obligations under capital leases		1,195	-	1,195	576	-	576
Deferred mining tax liability	(f)	1,207	-	1,207	127	705	832
		$56,970	$1,017	$57,987	$26,950	$3,689	$30,639
Shareholders’ Equity
Common share capital and purchase warrants	(g)	697,846	4,941	702,787	583,089	(8,211)	574,878
Stock options and related surplus	(h)	5,069	527	5,596	3,896	346	4,242
Contributed surplus	(i)	24,861	(19,324)	5,537	18,416	(12,337)	6,079
Deficit	(j)	(436,399)	12,929	(423,470)	(413,140)	19,079	(394,061)
Total shareholders’ equity		291,377	(927)	290,450	192,261	(1,123)	191,138
Total shareholders’ equity and liabilities		$348,347	$90	$348,437	$219,211	$2,566	$221,777

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Balance Sheets cont’d

		June 30, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS
ASSETS
Current Assets
Cash and cash equivalents		$148,530	$-	$148,530
Accounts receivable		14,348	-	14,348
Taxes receivable		215	-	215
Inventories		24,795	-	24,795
Other assets		2,531	-	2,531
		190,419	-	190,419
Non-current Assets
Mining interests	(a)	92,342	1,718	94,060
Reclamation deposits		10,508	-	10,508
Total assets		$293,269	$1,718	$294,987
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	(b)	$16,990	$(846)	$16,144
Current portion of obligations under capital leases		1,498	-	1,498
Future income tax liability		3,726	-	3,726
Provisions	(c)	-	1,000	1,000
		22,214	154	22,368
Non-current Liabilities
Taxes payable		936	-	936
Asset retirement obligations	(e)	13,209	497	13,706
Obligations under capital leases		1,806	-	1,806
Deferred mining tax liability	(f)	651	-	651
		$38,816	$651	$39,467
Shareholders’ Equity
Common share capital and purchase warrants	(g)	664,360	4,877	669,237
Stock options and related surplus	(h)	4,556	451	5,007
Contributed surplus	(i)	24,861	(19,324)	5,537
Deficit	(j)	(439,324)	15,063	(424,261)
Total shareholders’ equity		254,453	1,067	255,520
Total shareholders’ equity and liabilities		$293,269	$1,718	$294,987

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Operations, Comprehensive Income (Loss) and Deficit

		Three months ended June 30, 2010			Six months ended June 30, 2010			Year ended December 31, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS
Revenue – before pricing adjustments		$21,680	-	$21,680	$29,610	-	$29,610	$99,714	-	$99,714
Pricing adjustments:
Commodities		(666)	-	(666)	(666)	-	(666)	8,941	-	8,941
Foreign exchange		201	-	201	201	-	201	(1,557)	-	(1,557)
Revenue – after pricing adjustments		$21,215	$-	$21,215	$29,145	$-	$29,145	$107,098	$-	$107,098

Operating expenses
Production costs		16,650	-	16,650	32,701	-	32,701	74,709	-	74,709
Royalty expense		745	-	745	745	-	745	4,202	-	4,202
Smelting, refining and freight costs		1,176	-	1,176	1,194	-	1,194	4,779	-	4,779
Inventory pricing adjustments		388	-	388	388	-	388	-	-	-
Depreciation and amortization	(a), (e)	6,069	131	6,200	8,081	143	8,224	13,175	2,415	15,590
Loss on disposal of equipment		8	-	8	17	-	17	(270)	-	(270)
Total operating expenses		25,036	131	25,167	43,126	143	43,269	96,595	2,415	99,010
Income (loss) from mining operations		(3,821)	(131)	(3,952)	(13,981)	(143)	(14,124)	10,503	(2,415)	8,088
Other expenses
General and administration	(b), (g), (h)	2,594	48	2,642	5,307	12	5,319	10,676	(28)	10,648
Exploration		6,421	-	6,421	10,586	-	10,586	30,126	-	30,126
Interest and other income	(d),(e), (g)	93	(115)	(22)	223	(2,240)	(2,017)	282	(2,424)	(2,142)
Foreign exchange loss (gain)		6	-	6	(7)	-	(7)	(23)	-	(23)
Total other expenses		9,114	(67)	9,047	16,109	(2,228)	13,881	41,061	(2,452)	38,609
Income (loss) before taxes		(12,935)	(64)	(12,999)	(30,090)	2,085	(28,005)	(30,558)	37	(30,521)
Income and mining tax recovery (expense)	(g), (i)	1,375	(225)	1,150	3,906	(6,101)	(2,195)	7,299	(6,187)	1,112
Net income (loss) and comprehensive income (loss) for the period		(11,560)	(289)	(11,849)	(26,184)	(4,016)	(30,200)	(23,259)	(6,150)	(29,409)
Deficit, beginning of period		(427,764)	15,352	(412,412)	(413,140)	19,079	(394,061)	(413,140)	19,079	(394,061)
Deficit, end of period		$(439,324)	$15,063	$(424,261)	$(439,324)	$15,063	$(424,261)	$(436,399)	$12,929	$(423,470)
Net income (loss) per share
Basic and diluted		$(0.08)	$(0.00)	$(0.08)	$(0.19)	$(0.03)	$(0.22)	$(0.16)	$(0.04)	$(0.21)
Weighted average number of shares outstanding
Basic and diluted		141,280,348	-	141,280,348	134,381,303	-	134,381,303	141,537,377	-	141,537,377

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Cash Flows

		Three months ended June 30, 2010			Six months ended June 30, 2010			Year ended December 31, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS
Cash provided by (used in)
Operations
Net income (loss) for the period		$(11,560)	$(289)	$(11,849)	$(26,184)	$(4,016)	$(30,200)	$(23,259)	$(6,150)	$(29,409)
Operating items not involving cash
Depreciation and amortization	(a), (e)	6,069	131	6,200	8,081	143	8,224	13,175	2,415	15,590
Deferred income and mining tax expense (recovery)	(g), (i)	(910)	225	(685)	(3,100)	6,101	3,001	(6,356)	6,187	(169)
Stock based compensation and employee benefits		458	72	530	812	105	917	1,752	159	1,911
Loss on disposal of equipment		8	-	8	17	-	17	(270)	-	(270)
Other	(e)	190	(92)	98	341	(184)	157	686	(368)	318
		(5,745)	47	(5,698)	(20,033)	2,149	(17,884)	(14,272)	2,243	(12,029)
Changes in non-cash working capital		(12,644)	(47)	(12,691)	(8,514)	(2,149)	(10,663)	(59,478)	(2,243)	(61,721)
		(18,389)	-	(18,389)	(28,547)	-	(28,547)	(73,750)	-	(73,750)
Financing Activities
Issuance of common shares and warrants, net of issue costs		94,174	-	94,174	94,207	-	94,207	101,074	-	101,074
Repayment of obligations under capital leases		(478)	-	(478)	(725)	-	(725)	(1,721)	-	(1,721)
Interest paid on capital leases		(44)	-	(44)	(58)	-	(58)	(142)		(142)
		93,652	-	93,652	93,424	-	93,424	99,211	-	99,211
Investing Activities
Additions to mining interests		(10,146)	-	(10,146)	(14,633)	-	(14,633)	(49,364)	-	(49,364)
Proceeds on disposal of mining interests		26	-	26	31	-	31	807	-	807
		(10,120)	-	(10,120)	(14,602)	-	(14,602)	(48,557)	-	(48,557)
Increase (decrease) in cash and cash equivalents		65,143	-	65,143	50,275	-	50,275	(23,096)	-	(23,096)
Cash and cash equivalents, beginning of period		83,387	-	83,387	98,255	-	98,255	98,255	-	98,255
Cash and cash equivalents, end of period		$148,530	$-	$148,530	$148,530	$-	$148,530	$75,159	$-	$75,159
Cash and cash equivalents consisting of:
Cash		148,530	-	148,530	148,530	-	148,530	75,159	-	75,159
Short-term investments		-	-	-	-	-	-	-	-	-
Total assets		$148,530	$-	$148,530	$148,530	$-	$148,530	$75,159	$-	$75,159

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Shareholders’ Equity

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, December 31, 2009 as reported under Canadian GAAP	127,383,051	$572,505	$-	$2,704	$10,584	$19,608	$(413,140)	$192,261
Reallocation of equity not related to IFRS transition	-	-	-	1,192	-	(1,192)	-	-
Balance, December 31, 2009 as reported under Canadian GAAP - restated	127,383,051	$572,505	$-	$3,896	$10,584	$18,416	$(413,140)	$192,261
Net impact of IFRS transition adjustments	-	(173)	-	346	(8,038)	(12,337)	19,079	(1,123)
Balance, January 1, 2010 as reported under IFRS	127,383,051	$572,332	$-	$4,242	$2,546	$6,079	$(394,061)	$191,138

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, June 30, 2010 as reported under Canadian GAAP	147,436,394	$657,396	$-	$3,337	$6,964	$26,080	$(439,324)	$254,453
Reallocation of equity not related to IFRS transition	-	-	-	1,219	-	(1,219)	-	-
Balance, June 30, 2010 as reported under Canadian GAAP - restated	147,436,394	$657,396	$-	$4,556	$6,964	$24,861	$(439,324)	$254,453
Net impact of IFRS transition adjustments	-	4,877	-	451	-	(19,324)	15,063	1,067
Balance, June 30, 2010 as reported under IFRS	147,436,394	$662,273	$-	$5,007	$6,964	$5,537	$(424,261)	$255,520

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, December 31, 2010 as reported under Canadian GAAP	154,653,275	$692,733	$-	$3,661	$5,113	$26,269	$(436,399)	$291,377
Reallocation of equity not related to IFRS transition	-	-	-	1,408	-	(1,408)	-	-
Balance, December 31, 2010 as reported under Canadian GAAP - restated	154,653,275	$692,733	$-	$5,069	$5,113	$24,861	$(436,399)	$291,377
Net impact of IFRS transition adjustments	-	4,941	-	527	-	(19,324)	12,929	(927)
Balance, December 31, 2010 as reported under IFRS	154,653,275	$697,674	$-	$5,596	$5,113	$5,537	$(423,470)	$290,450

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Explanation of the effect of the transition to IFRS

The following explains the material adjustments to the balance sheet and income statement.

 (a) Mining interests

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Adjustment to asset retirement costs and related accumulated amortization	$-	$1,861	$553	$1,861
(ii) Net adjustment to carrying value of assets due to deemed cost election under IFRS 1	(705)	-	-	705
(iii) Adjustments to depreciation and amortization of mining interests subsequent to the January 1, 2010 transition date due to revised carrying values under IFRS	(131)	(143)	(463)	-
Total adjustment at transition to IFRS	$(836)	$1,718	$90	$2,566

(i)
Under IFRS 1 exemptions, the Company elected to determine the fair value of the ARO as at January 1, 2010 and discount that fair value to determine the related asset and accumulated amortization.  As a result, a recovery of accumulated amortization charges was realized under IFRS and has been reflected in the opening mining interest balances.

(ii)
The Company has elected under IFRS 1 to apply the deemed cost exemption in respect of the LDI and Sleeping Giant mining interests. The valuation of the LDI property was deemed to be the fair value as determined at December 31, 2008.  For Sleeping Giant mine, the final fair values relating to the May 26, 2009 acquisition date were elected as the deemed cost.  The change in accumulated depreciation and amortization as at January 1, 2010 as a result of the deemed cost elections has been included to reflect the net change in carrying values.

Information on impairment provisions

The recoverable amount of a cash generating unit (“CGU”) is determined based on the greater of the CGU’s fair value less cost to sell and value-in-use calculations. These calculations use cash flow projections based on financial budgets and extended operational plans approved by management.

The Company performed an analysis of impairment of all CGUs as at January 1, 2010 and at each subsequent reporting date.  As a result of those analyses, it was concluded that the deemed costs assigned to CGUs were not impaired at the date of transition to IFRS or in each of the subsequent reporting periods in 2010 and no modifications were required to be made to the useful lives and residual values of mining interests.

 (b) Accounts payable and accrued liabilities

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Reclassification of premiums related to flow-through shares	$-	$-	$-	$2,000
(ii) Reclassification of provisions included in accrued payables	-	(1,000)	(1,000)	(1,000)
(iii) Adjustments to accounting for restricted share units	(24)	154	60	247
Total adjustment at transition to IFRS	$(24)	$(846)	$(940)	$1,247

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(i)
In accordance with IFRS interpretations, the premium of proceeds received on flow-through shares in excess of the market value of the shares on the date of issue represents the value of the liability relating to the transfer of income tax credits foregone and owing to investors upon renunciation.  Similar to U.S. GAAP, these liabilities have been reclassified from equity to liabilities and will be reversed to reduce the deferred income tax expense recognized at the time that renunciation of costs occurs.

(ii)	Under Canadian GAAP, certain contractual provisions were included as accrued payables. Under IFRS, these provisions have been reclassified as provisions.

(iii)
Under Canadian GAAP, the liability relating to restricted share units (“RSUs”) which have vested and are outstanding is determined based on the spot price for the Company’s common shares at the end of the reporting period. Under IFRS 2, the valuation at the end of the reporting period is based on the use of valuation models which include consideration of the volatility of the underlying common share pricing.  The Company determined the fair value under IFRS based on the use of the Black-Scholes model.

(c) Provisions

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Reclassification of provisions included in accrued payables	$-	$1,000	$1,000	$1,000
Total adjustment at transition to IFRS	$-	$1,000	$1,000	$1,000

(i)	Under Canadian GAAP, certain contractual provisions were included as accrued payables. Under IFRS, these provisions have been reclassified as current provisions.

(d) Other financial liabilities

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Reclassification of foreign-denominated warrants under IAS 32	$(23)	$-	$-	$56
Total adjustment at transition to IFRS	$(23)	$-	$-	$56

(i)
Under IAS 32, warrants and similar call options, denominated in a foreign currency, which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities.  The warrants relating to the convertible debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010.  The two tranches of foreign-denominated warrants expired on March 29, 2010 and June 23, 2010 respectively.

(e) Asset retirement obligations

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Adjustments to the valuation of asset retirement obligations	$-	$681	$1,325	$681
(ii) Differences realized due to accretion of adjusted obligation balances under IFRS	(92)	(184)	(368)	-
Total adjustment at transition to IFRS	$(92)	$497	$957	$681

(i)
Under IFRS 1 exemptions, the Company elected to determine the fair value of the ARO as at January 1, 2010.  As a result of differences between the methodology, rates, and assumptions required to be used under IFRS versus Canadian GAAP, a transitional variance has been recognized at January 1, 2010.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

Additional valuation differences are reflected in the December 31, 2010 balance for asset retirement obligations relating to the acquisition of the Vezza property in the third quarter of 2010 and the revaluation of the Lac des Iles mine asset retirement obligation in the fourth quarter of 2010.  Both these revaluations under Canadian GAAP were similarly performed under IFRS and the resultant variance adjusted in each of the respective reporting periods.

(ii)
Under IFRS, accretion charges are reflected as financing costs.  Therefore, these changes have been reclassified to interest and other costs (income) on the consolidated statements of operations, comprehensive loss.

(f)  Deferred mining tax liability

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Net adjustment to deferred mining tax liability due to deemed cost election under IFRS 1	$(705)	$-	$-	$705
Total adjustment at transition to IFRS	$(705)	$-	$-	$705

(i)
The Company has elected under IFRS 1 to apply the deemed cost exemption in respect of the LDI and Sleeping Giant mining interests. The valuation of the LDI property was deemed to be the fair value as determined at December 31, 2008.  For Sleeping Giant mine, the final fair values relating to the May 26, 2009 acquisition date were elected as the deemed cost.  The change in deferred mining tax liability as at January 1, 2010 is a result of temporary differences realized as a result of the recognition of the change in accounting carrying values.

(g) Common share capital and purchase warrants

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Reclassification of foreign-denominated warrants under IAS 32	$1,800	$-	$-	$(8,038)
(ii) Reclassification of premiums related to flow-through shares	-	(2,000)	(2,000)	(2,000)
(iii) Adjustment to expense deferred income tax provision on flow-through share renunciations prior to the January 1, 2010 IFRS transition date	-	1,827	1,827	1,827
(iv) Future income tax on flow-through renunciations in 2010	-	5,050	5,136	-
(v) Difference between IFRS 2 and Canadian GAAP relating to valuation of vested options exercised	-	-	(22)	-
Total adjustment at transition to IFRS	$1,800	$4,877	$4,941	$(8,211)

(i)
Under IAS 32, warrants denominated in a foreign currency which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities. The warrants relating to the convertible debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010.

(ii)
In accordance with IFRS interpretations, the premium received on flow-through shares represents the value of the liability relating to the transfer of income tax credits foregone and owing to investors upon renunciation.  These liabilities have been reclassified from equity to liabilities and will be reversed at the time that renunciation of costs occurs.

(iii)
Under Canadian GAAP, renunciations related to flow-through shares results in an increase in deferred taxes payable and a decrease in equity.  Under IFRS, the related tax expense has been charged through profit or loss in the period of renunciation.

SECOND QUARTER REPORT 2011

North American Palladium Ltd.

(iv)
During the first quarter of 2010, the Company fully renounced expenditures relating to its 2009 flow-through share issuance.  Under Canadian GAAP, the estimated deferred income tax impact was charged to common stock.  Under IFRS, the related balance was reallocated to deferred income tax expense and recognized through profit or loss in the period.

(h)  Stock options

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Adjustment to compensation expense due to adoption of IFRS 2	$72	$451	$527	$346
Total adjustment at transition to IFRS	$72	$451	$527	$346

(i)
Under IFRS 2, compensation expense is realized using the graduated method over all respective vesting periods with the inclusion of a provision for forfeiture based on historical non-vesting rates.  Under Canadian GAAP, compensation expense is recognized on a straight-line basis over each vesting period.

(i) Contributed surplus
	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Reclassification of foreign-denominated conversion option under IAS 32	$-	$(12,337)	$(12,337)	$(12,337)
(ii) Eliminate expiry of convertible notes warrants	(1,800)	(8,038)	(8,038)	-
(iii) Eliminate deferred income tax provision relating to warrant expirations	225	1,051	1,051	-
Total adjustment at transition to IFRS	$(1,575)	$(19,324)	$(19,324)	$(12,337)

(i)
Under IAS 32, warrants and similar call options, denominated in a foreign currency, which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities. The conversion option relating to the Convertible Debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010.

(ii)
Under Canadian GAAP, the warrants relating to the 2006 convertible note issuance were classified as equity for reporting purposes.  At expiry, the equity balance was reclassified to contributed surplus.  Under IFRS, the foreign-denominated warrants are classified as liabilities and revalued at their fair value at each reporting date with the change in value recognized through profit or loss in the period.  As a result, the transition to IFRS required the Company to reverse the transactions under Canadian GAAP relating to the expired warrants.

(iii)	In conjunction with item (ii) above, the Company also eliminated transactions relating to income tax provisions relating to the expired warrants.

(j) Deficit

All above adjustments were recorded against the opening deficit. The total net impact on the reported deficit at each of the reporting dates reflected as follows:

	Three months ended	Six months ended	December 31	January 1
	June 30, 2010	June 30, 2010	2010	2010
(i) Net impact of all IFRS transitional adjustments	$(289)	$15,063	$12,929	$19,079
Total adjustment at transition to IFRS	$(289)	$15,063	$12,929	$19,079

SECOND QUARTER REPORT 2011